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                                                                   Exhibit 17.1

JEROME T. OSBORNE

Offices at:   Corner Rtes 20 & 306                 Residence: 8466 Esther Street
              P.O. Box 658                                    Mentor, Ohio 44060
              Mentor, Ohio 44061-0658                         (216) 255-2231
              (216) 942-7000

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September 5, 2003

GLB Bancorp, Inc.
7001 Center Street
Mentor, Ohio  44060
Attention:  Board of Directors

Re:      Resignation

To the Directors of GLB Bancorp, Inc.:

         I hereby submit my resignation, effective immediately, as a member of the Board of Directors of GLB Bancorp, Inc. ("GLB") and all other positions as an officer or director of GLB or any of its subsidiaries.

         This resignation is prompted by my profound disagreement with the decision of the Board of Directors to approve the proposed merger with Sky Financial Group, Inc. Accordingly to the preliminary proxy statement/prospectus ("Preliminary Proxy Statement") relating to the special meeting of shareholders of GLB, filed with the Securities and Exchange Commission by Sky Financial Group, Inc. in its Registration Statement on Form S-4, filed August 22, 2003, the Board of Directors of GLB has also voted to recommend approval of the transaction, a recommendation I disagree with. The Board has abandoned the original vision of GLB as a financial institution with a community focus and a substantial community ownership base. In addition, once the decision was made to sell the Company, I do not believe that the GLB Board of Directors received adequate information regarding, or adequately considered, the community impact or value of alternative proposals described in the Preliminary Proxy Statement, which is why I voted against the proposed merger with Sky Financial Group, Inc. For example, I believe that the transaction proposed by the institution described in the Preliminary Proxy Statement as "Bank X" would have provided a substantially greater value to the shareholders of GLB.

         I respectfully request that the substance of the matters discussed in this resignation be disclosed in a filing with the Securities and Exchange Commission on Form 8-K and that a copy of this letter be included as an exhibit to such filing.

                                            Very Truly Yours,

                                            /s/ Jerome T. Osborne

                                            Jerome T. Osborne